Exhibit 99.1

American Realty Investors, Inc. Reports Third Quarter 2004 Results

DALLAS (November 15, 2004) — American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the company reported net losses of $(7.6) million and $(17.0) million, or $(0.73) and $(1.60) per share, on revenue of $63.5 million and $185.0 million for the three and nine months ended September 30, 2004, compared to a net income of $11.1 million and $11.3 million, or $1.04 and $1.04 per share, on revenue of $63.0 million and $160.3 million in the same periods in 2003.

Income, sales and related expenses and costs for the three and nine months of 2004 resulted in decreased income from operations of $15.9 million and $46.4 million, compared to $29.2 million and $70.0 million in the 2003 comparable periods, and included:

•	Increases in income from rents to $45.6 million and $132.5 million in 2004, from $41.9 million and $100.7 million in the 2003 comparable periods. The increase in the results for the nine-month period is primarily attributable to the consolidation of Transcontinental Realty Investors, Inc. (“TCI”), beginning March 31, 2003. Without the effect of the consolidation of TCI’s operations for the first three months of 2004, rents increased to $108.5 million in the first nine months of 2004, primarily due to increased hotel occupancy and the completion of apartment construction.

•	Increases in property operations expenses to $32.4 million and $96.4 million in 2004, from $29.9 million and $72.1 million in the 2003 comparable periods. The increase for the nine-month period is also attributable to the consolidation of TCI. Without the effect of the consolidation, property operations expense increased to $81.0 million in the first nine months of 2004, primarily due to increased management fees for commercial properties, increased personnel costs for hotels, increased property replacements and completed apartment construction, offset by reduced property taxes on land.

•	Increases in pizza parlor sales to $8.7 million and $25.7 million in 2004, from $8.3 million and $24.3 million in the 2003 comparable periods. Cost of sales increased to $6.8 million and $19.9 million in 2004, from $6.6 million and $19.4 million in the 2003 comparable periods. Gross margins increased to $1.9 million and $5.7 million from $1.7 million and $4.9 million in the 2003 comparable periods. The increases were primarily attributable to increases of 8.0% in same-store sales and a 31% increase in the average cost of cheese in 2004.

•	Reduced land sales in 2004. Land sales, cost of sales and gain on land sales were $2.9 million, $2.6 million, and $0.8 million in the third quarter of 2004, compared to $27.6 million, $12.1 million and $15.5 million in the third quarter of 2003. Land sales, cost of sales and gain on land sales were $34.6 million, $24.8 million and $4.6 in the nine months ended September 30, 2004, compared to $39.7 million, $23.2 million and $36.4 million in the 2003 comparable period. The gain on land sales included the deferral of $0.2 million and $5.2 million of gains on current period sales for the three and nine months ended September 30, 2004. The gain for the three months ended September 30, 2004 also included recognition of $0.7 million of previously deferred gains, compared to $19.9 million in the nine months ended September 30, 2003.

Other income increased to $4.1 million and $7.3 million in 2004, compared to $0.7 million and $2.5 million in 2003. Other income included:

•	An improvement in equity in the income (loss) of investees to $0.1 million and $(0.1) million in 2004, compared to $(0.2) million and $(4.3) million in 2003, due to the consolidation of TCI by ARI. Gain (loss) on foreign currency transaction, related to ARI’s Polish hotel operations, was $0.5 million and $1.8 million in the three and nine months ended September 30, 2004, compared to $(1.0) million and $(1.0) million in 2003. Gain on extinguishment of debt was $2.3 million in the three and nine months ended September 30, 2004.

•	A decrease in interest income to $1.2 million and $3.5 million in 2004, compared to $1.8 million and $7.4 million in 2003. The decrease was primarily attributable to the collection of notes receivable in 2003.

Other expenses (excluding property operations expenses and costs of sales for pizza and land) decreased in the third quarter and increased in the nine months of 2004 to $31.3 million and $93.4 million, compared to $32.5 million and $86.0 million in 2003, and included:

•	An increase in interest expense to $17.1 million and $50.2 million in 2004, compared to $16.2 million and $41.6 million in 2003. The increase for the nine-month period is due to the consolidation of TCI by ARI. Without the effect of the consolidation, interest expense increased to $42.0 million in the first nine months of 2004, due to reduced balances payable on stock loans and land mortgages offsetting increased apartment interest due to completed construction.

•	An increase in depreciation and amortization expense to $6.6 million and $19.6 million in 2004, compared to $5.4 million and $12.8 million in 2003. The increase for the nine-month period is due to the consolidation of TCI by ARI. Without the effect of the consolidation, depreciation and amortization expense increased to $15.3 million in the first nine months of 2004, primarily due to completed apartment construction.

•	A decrease in general and administrative expenses to $2.6 million and $11.5 million in 2004, compared to $5.2 million and $15.9 million in 2003. The decrease is primarily attributable to reduced legal fees and reduced expense charges from ARI’s advisor.

•	A decrease in advisory fees to $2.9 million and $8.2 million in 2004, compared to $3.7 million and $8.5 million in 2003. Without the effect of the consolidation, advisory fees decreased to $6.5 million, due to a reduction in ARI’s net assets, upon which the fee is based. Net income fees and incentive fees totaled $1.8 million in the three and nine months ended September 30, 2003. There were no net income fees or incentive fees for 2004.

•	A writedown of assets held for sale of $3.4 million in the three and nine months ended September 30, 2004, compared to $2.4 million in the nine months ended September 30, 2003. The carrying values of two office buildings, under contract for sale in the fourth quarter of 2004, were reduced to their net realizable value in the third quarter of 2004. The carrying value of an office building sold in the third quarter of 2003 was reduced to its net realizable value in the second quarter of 2003.

Net income from discontinued operations (non-land properties sold) in 2004 decreased to $4.3 million and $24.6 million in the three and nine months ended September 30, 2004, compared to $14.3 million and $26.6 million in 2003, representing 24 properties sold in 2004 and 32 properties sold in 2003. Included in the net income from discontinued operations were:

•	Gains on real estate sales of $5.3 million and $25.9 million in 2004, compared to $18.2 million and $34.0 million in 2003.

•	Equity in gain (loss) on real estate sales by investees of $(0.01) million and $0.9 million in 2004, compared to $(0.2) million in the three and nine months of 2003.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com

AMERICAN REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
	(dollars in thousands, except per share)
Income from rents	$45,646	$41,903	$132,478	$100,701
Operations expense	32,416	29,945	96,360	72,089

Operating income	13,230	11,958	36,118	28,612

Land Sales	2,910	27,551	34,592	39,654
Cost of sales	2,610	12,080	24,801	23,150
Deferral of gains on current period sales	220	0	5,212	0
Recognition of previously deferred gains	747	27	0	19,924

Gain on land sales	827	15,498	4,579	36,428

Pizza Sales	8,667	8,330	25,659	24,267
Cost of sales	6,788	6,592	19,925	19,357

Gross margin	1,879	1,738	5,734	4,910

Income from operations	15,936	29,194	46,431	69,950

Interest and other income	1,223	1,850	3,378	7,738
Equity in gain (loss) of investees	56	(204)	(144)	(4,279)
Gain (loss) on foreign currency transaction	543	(966)	1,791	(966)
Gain on extinguishment of debt	2,268	0	2,268	0
Other expenses	31,311	32,504	93,423	85,989

Net loss from continuing operations	(11,285)	(2,630)	(39,699)	(13,546)

Loss from discontinued operations	(999)	(3,749)	(2,137)	(7,311)
Gain on sale of real estate	5,306	18,222	25,895	34,042
Equity in investees’ gain (loss) on sale of real estate	(9)	(165)	886	(165)

Net income from discontinued operations	4,298	14,308	24,644	26,566

Net income (loss)	(6,987)	11,678	(15,055)	13,020
Preferred dividend requirement	(651)	(587)	(1,951)	(1,763)

Net income (loss) applicable to Common shares	$(7,638)	$11,091	$(17,006)	$11,257

Basic and Diluted Earnings Per Share
Net loss from continuing operations	$(1.14)	$(0.30)	$(3.93)	$(1.41)
Discontinued operations	0.41	1.34	2.33	2.45

Net income (loss) applicable to Common shares	$(0.73)	$1.04	$(1.60)	$1.04

Weighted average Common shares used to compute earnings per share	10,532,796	10,628,155	10,596,902	10,838,839